Filed Pursuant to Rule 433

Registration Statement No. 333-227436

June 10, 2019

Final Term Sheet

Fiserv, Inc.

$2,000,000,000 2.750% Senior Notes Due July 1, 2024

$2,000,000,000 3.200% Senior Notes Due July 1, 2026

$3,000,000,000 3.500% Senior Notes Due July 1, 2029

$2,000,000,000 4.400% Senior Notes Due July 1, 2049

Issuer:	Fiserv, Inc.

Format:	SEC Registered

Trade Date:	June 10, 2019

Settlement Date (T+10):	June 24, 2019

Special Mandatory Redemption:	If (i) the merger has not been consummated pursuant to the Agreement and Plan of Merger with First Data Corporation, dated January 16, 2019 (as amended or otherwise modified from time to time, the “merger agreement”), on or prior to April 16, 2020 (or such later date as extended by agreement of the parties to the merger agreement, the “outside date”), (ii) on or prior to the outside date, the merger agreement is terminated in accordance with its terms or by agreement of the parties thereto, and the merger has not been consummated, or (iii) on or prior to the outside date, the Issuer notifies U.S. Bank National Association, the trustee under the indenture relating to the notes, in writing that in the Issuer’s reasonable judgment the merger will not be consummated on or prior to the outside date, then the Issuer will be required to redeem all of outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

Optional Tax Redemption:	Each series of notes may be redeemed, at any time, at the surviving entity’s option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts (as defined in the preliminary prospectus supplement)) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described under “—Merger, Consolidation and Sale of Assets” in the preliminary prospectus supplement applies, the surviving entity is required to pay Additional Amounts and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Wells Fargo Securities, LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Co-Managers:

BMO Capital Markets Corp.

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

NatWest Markets Securities Inc.

Credit Suisse Securities (USA) LLC

Mizuho Securities USA LLC

Santander Investment Securities Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

KeyBanc Capital Markets Inc.

Scotia Capital (USA) Inc.

The Huntington Investment Company Comerica Securities, Inc.

Samuel A. Ramirez & Company, Inc.

Terms Applicable to

2.750% Senior Notes due 2024

Principal Amount:	$2,000,000,000

Maturity Date:	July 1, 2024

Interest Payment Dates:	January 1 and July 1 of each year, beginning January 1, 2020

Benchmark Treasury:	UST 2.000% due May 31, 2024

Benchmark Treasury Price / Yield:	100-13+ / 1.911%

Spread to Benchmark Treasury:	T+87.5 bps

Yield to Maturity:	2.786%

Coupon:	2.750%

Price to Public:	99.832% of the principal amount

Optional Redemption:	At any time prior to June 1, 2024, make-whole call as set forth in the preliminary prospectus supplement (T+15 bps). At any time on or after June 1, 2024, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 AS7 / US337738AS78

Terms Applicable to

3.200% Senior Notes due 2026

Principal Amount:	$2,000,000,000

Maturity Date:	July 1, 2026

Interest Payment Dates:	January 1 and July 1 of each year, beginning January 1, 2020

Benchmark Treasury:	UST 2.125% due May 31, 2026

Benchmark Treasury Price / Yield:	100-19+ / 2.031%

Spread to Benchmark Treasury:	T+117 bps

Yield to Maturity:	3.201%

Coupon:	3.200%

Price to Public:	99.993% of the principal amount

Optional Redemption:	At any time prior to May 1, 2026, make-whole call as set forth in the preliminary prospectus supplement (T+20 bps). At any time on or after May 1, 2026, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 AT5 / US337738AT51

Terms Applicable to

3.500% Senior Notes due 2029

Principal Amount:	$3,000,000,000

Maturity Date:	July 1, 2029

Interest Payment Dates:	January 1 and July 1 of each year, beginning January 1, 2020

Benchmark Treasury:	UST 2.375% due May 15, 2029

Benchmark Treasury Price / Yield:	102-01+ / 2.145%

Spread to Benchmark Treasury:	T+137.5 bps

Yield to Maturity:	3.520%

Coupon:	3.500%

Price to Public:	99.832% of the principal amount

Optional Redemption:	At any time prior to April 1, 2029, make-whole call as set forth in the preliminary prospectus supplement (T+25 bps). At any time on or after April 1, 2029, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 AU2 / US337738AU25

Terms Applicable to

4.400% Senior Notes due 2049

Principal Amount:	$2,000,000,000

Maturity Date:	July 1, 2049

Interest Payment Dates:	January 1 and July 1 of each year, beginning January 1, 2020

Benchmark Treasury:	UST 3.000% due February 15, 2049

Benchmark Treasury Price / Yield:	107-28 / 2.617%

Spread to Benchmark Treasury:	T+182 bps

Yield to Maturity:	4.437%

Coupon:	4.400%

Price to Public:	99.388% of the principal amount

Optional Redemption:	At any time prior to January 1, 2049, make-whole call as set forth in the preliminary prospectus supplement (T+30 bps). At any time on or after January 1, 2049, at 100% of the principal amount plus accrued and unpaid interest to, but not including, the redemption date as set forth in the preliminary prospectus supplement.

Minimum Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof.

CUSIP / ISIN:	337738 AV0 / US337738AV08

The Issuer has filed a Registration Statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at +1 (212) 834-4533, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146 or Wells Fargo Securities, LLC toll-free at +1 (800) 645-3751 or by email to wfscustomerservice@wellsfargo.com.